Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE FOURTH QUARTER OF FISCAL 2022

Keene, N.H. October 31, 2022 - The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced a quarterly distribution of $0.74 per unit for the fourth quarter of fiscal 2022, payable on November 30, 2022 to holders of record on November 18, 2022. Natural gas sold during the third calendar quarter of 2022 is the primary source of royalty income on which the November 2022 distribution is based.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.74 per unit is 428.57%, or $0.60 per unit, higher than the distribution of $0.14 per unit for the fourth quarter of fiscal 2021. For the quarter ending October 31, 2022, the impact of higher gas prices in combination with the positive year-end adjustment for calendar 2021 ($1,550,048) more than offset the impact of lower gas sales and the decline in average exchange rates resulting in the higher distribution. Additional details will be included in the earnings press release scheduled for publication on or about November 16, 2022.

The Trust receives all its royalties under two royalty agreements. The Mobil Agreement, which is the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, which is the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The factors determining the amount of gas royalties payable under the two agreements from the preceding calendar quarter are shown in the table below comparing the third calendar quarters of 2022 and 2021.

Quarterly Gas Data Providing Basis for Fiscal Quarter Royalties
Mobil Agreement	3rd Calendar Quarter Ended 9/30/2022	3rd Calendar Quarter Ended 9/30/2021	Percentage Change
Gas Sales (Bcf) [1]	3.499	3.985	-12.20%
Gas Prices[2] (Ecents/Kwh)[3]	8.3302	1.9573	+325.60%
Average Exchange Rates[4]	0.9864	1.1703	-15.71%
Gas Royalties	$3,287,124	$1,043,662	+214.96%
OEG Agreement
Gas Sales (Bcf)	12.951	13.365	-3.10%
Gas Prices (Ecents/Kwh)	8.4951	1.9961	+325.58%
Average Exchange Rates	0.9868	1.1714	-15.76%
Gas Royalties	$1,904,864	$441,458	+331.49%

Footnotes:

    1. Billion cubic feet
    2. Gas prices derived from May-July period
    3. Euro cents per kilowatt hour
    4. Based on average Euro/dollar exchange rates of cumulative royalty transfers

The cumulative 12-month distribution for fiscal 2022, which includes this November distribution and the three prior quarterly distributions, is $1.83 per unit. This 12-month cumulative distribution is 289.36% or $1.36 per unit higher than the cumulative 12-month distribution of $0.47 for fiscal 2021. The Trust makes quarterly distributions to unit owners during the months of February, May, August, and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.

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